Registration No. 333-193777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-193777

UNDER

THE SECURITIES ACT OF 1933

SCIQUEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2127592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3020 Carrington Mill Boulevard, Suite 100

Morrisville, North Carolina 27560

(919) 659-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Grant W. Collingsworth

General Counsel

SciQuest, Inc.

3020 Carrington Mill Boulevard, Suite 100

Morrisville, North Carolina 27560

(919) 659-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shelly M. Hirschtritt, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of SciQuest, Inc., a Delaware corporation (the “Registrant”), from Registration Statement No. 333-193777 (the “Registration Statement”), which registered 8,000,000 shares of common stock, par value $0.001 per share, that may be sold from time to time in one or more offerings, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 6, 2014, as amended by Amendment No. 1, as previously filed with the SEC on March 20, 2014.

Effective as of July 28, 2016 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of May 30, 2016, by and among the Registrant, AKKR Green Parent, LLC, a Delaware limited liability company (“Parent”), and AKKR Green Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the offering under the Registration Statement has been terminated. In accordance with the undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on July 29, 2016.

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.